Exhibit 99.1

NEWS RELEASE For immediate release Christy McElroy 904 598 7616 ChristyMcElroy@regencycenters.com

Regency Centers Provides an Update on Financing Activity, Property Transactions, and its

Investment Pipeline Review

JACKSONVILLE, FL (January 19, 2021) – Regency Centers Corporation (”Regency” or the “Company”) (NASDAQ: REG) today provided an update on the repayment of its $265 million term loan due 2022, fourth quarter 2020 property transaction activity, and charges associated with certain pre-development projects following its investment pipeline review.

Term Loan Repayment

On January 15, 2021, the Company repaid its $265 million term loan due January 2022 (the “Term Loan”) using cash available, leaving no unsecured debt maturities until 2024. In connection with the repayment of the Term Loan, the Company also terminated interest rate swap contracts, resulting in a $2.5 million early extinguishment of debt charge recognized in the fourth quarter of 2020.

Fourth Quarter 2020 Property Transaction Activity

During the fourth quarter of 2020, Regency sold five shopping centers for a combined gross sales price of $77.8 million at the Company’s share. In addition to the previously disclosed sales of Jefferson Square and Whole Foods at Swampscott for $25.3 million, the Company sold three shopping centers for $52.5 million, including:

•	Stonebrook Plaza, a 96,000 square foot grocery-anchored center located in a suburb of Chicago, IL, owned by a joint venture in which Regency’s share is 40%;
•	Old Connecticut Path, an 80,000 square foot grocery-anchored center located in a suburb of Boston, MA, owned by a joint venture in which Regency’s share is 30%; and
•	South Bay Village, a 108,000 square foot grocery-anchored center wholly owned by Regency and located in a suburb of Los Angeles, CA.

During the fourth quarter of 2020, Regency also sold three land parcels for a combined gross sales price of $8.1 million at the Company’s share.

Investment Pipeline Review

In May of 2020, in light of the COVID-19 pandemic, Regency announced an in-depth review of its extensive future pipeline of value-add development and redevelopment projects, many of which were in the pre-development stages. This evaluation included potential impacts to scope, investment, tenancy, timing, and return on investment to determine the most appropriate direction of each project.

As a result of this process and the decision not to pursue certain projects or components of projects, the Company estimates the write-off of certain previously capitalized pre-development costs will be in a range of $7.0 to 9.0 million for the fourth quarter of 2020. Included in this range is the anticipated write-off of approximately $5.3 million at Serramonte Center due to revised scope following the review process.  The broader multi-phased project remains in Regency’s investment pipeline, however, including stand-alone restaurant pads, a new hotel on a ground lease, renovation and modernization of the interior common area, and redevelopment of the former JC Penney box. The Company will provide additional detail on all in-process and future pipeline projects together with fourth quarter 2020 results on February 11, 2020.

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“An extensive and thoughtful review of our investment pipeline has helped us make the most appropriate decisions with regard to each of our projects through the lens of the current environment, as we pivot toward a post-COVID world,” said Lisa Palmer, President and Chief Executive Officer. “We continue to move forward with our capital allocation strategy and remain confident in the strength of our in-process and future value creation opportunities.”

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

Forward Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency’s future events, developments, redevelopments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results or events may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. When considering an investment in our securities, you should carefully read and consider the risks attendant to such investment, as described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC. Forward-looking statements are only as of the date they are made, and Regency undertakes no duty to update its forward-looking statements except as required by law.

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